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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                       EAGLE FAMILY FOODS HOLDINGS, INC.

                                * * * * * * * *

     Eagle Family Foods Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     1.   That the name of the Corporation is Eagle Family Foods Holdings, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 22, 1997.

     3. The Board of Directors of the Corporation, by unanimous writtent consent dated January 14, 1998, adopted resolutions adopting the Amended and Restated Certificate of Incorporation.

     4.   The Corporation has not received payment for any of its capital stock.

     5. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

     6. The text of the Amended and Restated Certificate of Incorporation reads as follows:

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                       EAGLE FAMILY FOODS HOLDINGS, INC.

                                * * * * * * * *

          Eagle Family Foods Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: The name of the corporation (the "Corporation") is: EAGLE FAMILY FOODS HOLDINGS, INC.

          SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is (a) 1,200,000 shares of Common Stock, each of which shall have a par value of $.01 per share; and (b) 1,000,000 shares of Preferred Stock, each of which shall have a par value of $.01 per share (the "Preferred Stock"), of which 816,750 shares shall be designated as "Series A Non-Voting Preferred Stock" (the "Series A Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors may fix by resolution the designations, preferences and rights of such Preferred Stock in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

          The Series A Preferred Stock and the Common Stock shall have the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as set forth in this Article FOURTH.

          SECTION A:  SERIES A PREFERRED STOCK

          (1)  Dividends. (a) The holders of the Series A Preferred Stock shall
               ---------
be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, preferential cumulative dividends in cash at the rate of ten percent (10%) per share per annum of the Stated Value thereof (as hereinafter defined) and not more, payable as the Board of Directors of the Corporation may determine, before
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any dividends shall be set apart for or paid upon the Common Stock or any other stock ranking as to dividends and on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year. Subject to the foregoing and to Section A(1)(b) of this Article FOURTH, the Corporation shall not be obligated to pay dividends until the redemption of such shares of Series A Preferred Stock in accordance with the terms of Section A(4) of this Article FOURTH. All dividends declared upon Series A Preferred Stock shall be declared pro rata per share. As used in this Section A(1) of this Article FOURTH, the term "Stated Value" with respect to each share of Series A Preferred Stock shall mean the amount of One Hundred Dollars ($100.00) (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares).

          (b) Dividends on the Series A Preferred Stock shall be cumulative and shall accrue on a daily basis from the date of issuance, whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock. In addition, all accrued but unpaid dividends on the Series A Preferred Stock shall compound on a semi-annual basis on each December 31 and June 30.

          (c) For so long as the Series A Preferred Stock remains outstanding, the Corporation shall not pay any dividend upon the Junior Stock, whether in cash or other property (other than shares of Junior Stock), or purchase, redeem or otherwise acquire any such Junior Stock. Notwithstanding the provisions of this Section A(1)(c) of this Article FOURTH, without declaring or paying dividends on the Series A Preferred Stock, the Corporation may, subject to applicable law, repurchase or redeem shares of capital stock of the Corporation from current or former officers or employees of the Corporation pursuant to the terms of repurchase or similar agreements in effect from time to time, provided that such agreements have been approved by the Board of Directors.

          (2)  Liquidation, Dissolution or Winding Up. (a) In the event of any
               --------------------------------------
voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation,

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dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount equal to the Series A Redemption Price (as hereinafter defined). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall, before any payment shall be made to the holders of Junior Stock, share ratably, in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

          (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series A Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

          (c) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section A(2) of this Article FOURTH.

          (3)  Voting. (a) Except as expressly provided in Section A(3)(b) of
               ------
this Article FOURTH or as required by law, holders of Series A Preferred Stock shall not be entitled to vote on any matters presented to the stockholders of the Corporation.

          (b) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding of shares of Series A Preferred Stock, amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock.

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

          (4)  Redemption. (a) The Series A Preferred Stock shall be subject to
               ----------
mandatory redemption (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price per share equal to One Hundred Dollars ($100.00) (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus an amount equal to any and all dividends accrued and unpaid thereon as of the date of such redemption (the "Series A Redemption Price") (i) upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of equity securities for the account of the Corporation (an "Initial Public Offering"), or (ii) upon the sale of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with or into any other corporation or other entity in which the holders of the Corporation's outstanding shares before the merger or consolidation do not retain a majority of the voting power of the surviving corporation or other entity or (iii) upon the acquisition by any person of shares of Common Stock representing a majority of the issued and outstanding shares of Common Stock then outstanding. If the Corporation is unable to redeem any shares of Series A Preferred Stock because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall not be obligated to redeem such shares at such time but shall redeem such shares as soon thereafter as the restrictions precluding such redemption or imposing such liability shall no longer be applicable.

          (b) In the event of any redemption of only a part of the then outstanding Series A Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series A Preferred Stock held on the date of notice of redemption).

          (c) In the case of an Initial Public Offering resulting in net proceeds to the Corporation of not less than $25,000,000, any holder of Series A Preferred Stock may elect, by giving notice to the Corporation at least ten (10) days prior to the date or estimated dated fixed as the date of redemption of Series A Preferred Stock, to receive the Series A Redemption Price then payable in fully paid and nonassessable shares of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), in which case the Corporation shall take such action as shall be necessary to issue to such electing holder in such exchange the applicable number of shares of Common Stock. The number of shares of Common Stock to be issued in exchange for each share of Series A Preferred Stock being redeemed shall be determined by dividing (i) the Series A Redemption Price by (ii) the price per share at which the Common Stock is sold to the public in the Initial Public Offering less underwriting discounts and commissions per share of such Common Stock (the "Net Initial

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Public Offering Price"). To the extent that all or any part of the Series A
Redemption Price payable in shares of Common Stock would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder), then the product of such fraction multiplied by the Net Initial Public Offering Price shall be paid in cash (unless there are not legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible thereafter).

          (d) At least thirty (30) days, but not more than 90 days, prior to the date or estimated date fixed as the date of the redemption thereof, written notice shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the date or estimated date for such redemption and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Series A Redemption Notice"). On or prior to the date or estimated date fixed as the date of the redemption thereof, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation or to any transfer agent of the Corporation, his or its certificate or certificates representing such shares, duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer, and otherwise in the manner and at the place designated in the Series A Redemption Notice, and on the date actually fixed for the redemption of such shares, the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and, to the extent the Series A Redemption Price is being paid in shares of Common Stock, the holder of such shares of Series A Preferred Stock shall be entitled to receive stock certificates evidencing the number of shares of Common Stock for which such shares of Series A Preferred Stock have been exchanged, and in each case, each surrendered certificate of Series A Preferred Stock shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed as the date of the redemption thereof, unless there shall have been a default in payment of the Series A Redemption Price (in which event such rights shall be exercisable until such default is cured), all rights of the holders of the Series A Preferred Stock designated for redemption in the Series A Redemption Notice as holders of Series A Preferred Stock of the Corporation (except the right to receive the Series A Redemption Price and the payment in respect of any fractional share without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall

                                      -5-
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not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any shares of Series A Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

          (e) Except as provided in Section A(4)(a) of this Article FOURTH, the Corporation shall have no right to redeem the shares of Series A Preferred Stock. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

          Section B:  COMMON STOCK

          (1)  Dividends. Subject to the preferences and other rights of the
               ---------
Series A Preferred Stock as set out above, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

          (2)  Liquidation.  In the event of any liquidation, dissolution or
               -----------
winding up of the affairs of the Corporation, voluntary or involuntary, after payment or provision for payment to the holders of Series A Preferred Stock of the amounts to which they may be entitled as set out above, the remaining assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock.

          (3)  Voting Rights. Each holder of Common Stock entitled to vote shall
               -------------
at every meeting of the stockholders of the Corporation be entitled to one vote for each share of Common Stock registered in his or her name on the record of stockholders.

          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors.

          SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the

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Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          SEVENTH:  Elections of directors need not be by written ballot.

          EIGHTH:  (a) Indemnification. The Corporation shall indemnify to the
                       ---------------
fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          (b)  Payment of Expenses. Expenses incurred in defending a civil or
               -------------------
criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

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

          (c)  Nonexclusivity of Provision. The indemnification and other rights
               ---------------------------
set forth in this paragraph shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

          (d)  Effect of Repeal. Neither the amendment nor repeal of
               ----------------
subparagraph (a), (b) or (c) of this Article EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with subparagraph (a), (b) or (c) of this Article EIGHTH, shall eliminate or reduce the effect of subparagraphs (a), (b) and (c) of this Article EIGHTH, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to subparagraph (a), (b) or (c) of this Article EIGHTH, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

          (e)  Limitation on Liability. No director shall be personally liable
               -----------------------
to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he:

               (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

               (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

               (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

               (iv)   shall have derived an improper personal benefit.

Any person seeking indemnification under this Article EIGHTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

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

     IN WITNESS WHEREOF, Eagle Family Foods Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by John O'C. Nugent, its Chief Executive Officer and President, this 14th day of January 1998.

                                       /s/ John O'C. Nugent
                                    -----------------------------
                                    John O'C. Nugent
                                    Chief Executive Officer and
                                    President

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